SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On February 24, 2004 Plains Resources Inc. issued the following press release:

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES RESPONDS TO 13D FILING

Houston, Texas—February 24, 2004 – Plains Resources Inc. (NYSE: PLX) announced today that on February 23, 2004, a group led by Pershing Square, L.P. and Leucadia National Corporation filed a Schedule 13D with the Securities and Exchange Commission describing a proposal (the “Proposal”) it made to the Special Committee of the Board of Directors of Plains Resources Inc. (“Plains Resources”) appointed to consider offers for Plains Resources. Pershing Square, L. P. is a recently formed investment partnership managed by William Ackman, a former principal in the now-defunct hedge fund Gotham Partners.

The Special Committee and the Board of Directors of Plains Resources were aware of the Proposal prior to entering into the previously announced merger agreement with an affiliate of Vulcan Capital. Under the terms of the merger agreement, stockholders of Plains Resources, other than James C. Flores and John T. Raymond, would receive $16.75 per share in cash for each share of Plains Resources stock that they own. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction. The Special Committee has received from its financial advisors, Petrie Parkman & Co., that firm’s written opinion that the $16.75 to be received by Plains Resources stockholders in the merger is fair, from a financial point of view, to the public stockholders of Plains Resources other than Mr. Flores and Mr. Raymond.

The Special Committee, following review with its financial and legal advisors and consideration of the terms and its view of the highly conditional nature of the Proposal, determined that the all-cash premium transaction provided for under the merger agreement was more beneficial to Plains Resources’ stockholders than the potential transaction outlined in the Proposal. The potential transaction described in the Proposal contemplated that Plains Resources’ stockholders would receive approximately $3.00 per share in cash, and new securities with an uncertain trading value to be issued by Plains Resources itself. The Special Committee also considered, among other things,

(i) the complexity of the Proposal, including the uncertain nature of the new securities and the tax aspects of the Proposal, (ii) the fact that the Proposal was conditioned on the Proposal group’s entire satisfaction with a commercial, tax, accounting, financial and legal due diligence investigation of Plains Resources and Plains All American Pipeline, L.P. and on director action of Leucadia National Corporation and (iii) the fact that when it contacted the Special Committee about a possible proposal, the Proposal group had not signed a confidentiality agreement with Plains Resources that would have prevented the Proposal group from trading in Plains Resources securities while it conducted due diligence.

PLAINS RESOURCES INTENDS TO FILE A PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION, AND THE VULCAN GROUP WILL FILE OTHER RELEVANT DOCUMENTS, WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLX AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: JOANNA PANKEY, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING FILED WITH THE SEC ON APRIL 15, 2003 AND IN THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003, AND WILL ALSO BE CONTAINED IN THE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT IS FILED.

About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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